Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

SQUARE, INC.

The undersigned, Jack Dorsey, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of Square, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 17, 2009, under the name of Seashell, Inc.

3. The Restated Certificate of Incorporation of this corporation shall be restated to read in full as follows:

ARTICLE I

The name of this corporation is Square, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. For purposes of clarification, the term “Preferred Stock” includes Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (each as defined below). The total number of shares which the Corporation is authorized to issue is 572,106,071 shares, each with a par value of $0.0000001 per share. 440,000,000 shares shall be Common Stock and 132,106,071 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. 46,787,400 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 13,893,330 shares of Preferred Stock shall be designated “Series B-1 Preferred Stock,” 27,030,040 shares of Preferred Stock shall be designated “Series B-2 Preferred Stock,” 17,764,230 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 20,164,210 shares of Preferred Stock shall be designated “Series D Preferred Stock,” and 6,466,861 shares of Preferred Stock shall be designated “Series E Preferred Stock.” The Series B-1 Preferred Stock and the Series B-2 Preferred Stock are collectively referred to herein as the “Series B

Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.01730 per share, $0.05758 per share, $0.07630 per share, $0.46385 per share, $0.88112 per share and $15.46345 per share for the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, respectively (in each case, as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock), per annum on each outstanding share of Preferred Stock then held by them, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock). No dividends or distributions (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid with respect to the Common Stock until equal or greater dividends or distributions on the Preferred Stock have been paid in full to the holders of Preferred Stock.

2. Liquidation.

(a) Preference.

(i) Series E Preferred Stock. In the event of a Liquidation Transaction (as defined below), and subject to the rights of any other preferred stock that may be authorized from time to time, pursuant to the terms herein, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other securities of the Corporation by reason of their ownership thereof, an amount per share equal to $15.46345 per share for the Series E Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock, the “Original Issue Price”), for each outstanding share of Series E Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Remaining Preferred Stock. Upon the completion of the distribution required by Section 2(a)(i) above and subject to the rights of any other preferred stock that may be authorized from time to time pursuant to the terms herein, if assets remain in the Corporation, the holders of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (together, the “Remaining Preferred Stock”) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.21627 per share, $0.71977 per share, $0.95369 per share, $5.79817 per share and $11.014 per share for the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, respectively (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock, also the “Original

Issue Price”), for each outstanding share of Remaining Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Remaining Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Remaining Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation on a pro rata basis based on the number of shares of Common Stock held by each. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (i) sell, convey, exclusively license or otherwise dispose of all or substantially all of its property, assets or business, (ii) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), (iii) close in a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions to which the Corporation is a party, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities) if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquired entity) or (iv) effect a liquidation, dissolution or winding up of the Corporation (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(c)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined reasonably and in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein. Notwithstanding the other provisions of this Restated Certificate (as defined below), all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock, voting together as a class on an as-converted basis, that are entitled to such notice rights.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) or the notice requirements hereof are not complied with (or otherwise properly waived), the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until such requirements have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to such Liquidation Transaction or, if earlier, any amendment of this Restated Certificate of Incorporation (this “Restated Certificate”) in connection with such Liquidation Transaction.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows (the “Preferred Stock Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Preferred Stock Conversion Price for such series of Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Preferred Stock Conversion Price per share shall be $0.21627, $0.71977, $0.95369, $5.79817, $11.014 and $15.46345 per share for the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, respectively. Such initial Preferred Stock Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) (a “Qualifying IPO”) or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), a Qualifying IPO or (ii) the date specified by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting together as a separate class on an as-converted basis. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such for such share immediately upon the earlier of (i) except as provided below in Section 4(c), a Qualifying IPO provided that the offering price per share in such Qualifying IPO is not less than $6.957804 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) or (ii) the date specified by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, voting together as a separate class on an as-converted basis. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), a Qualifying IPO provided that the offering price per share in such Qualifying IPO is not less than $13.217 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) or (ii) the date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class on an as-converted basis. Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such share immediately upon the earlier of except as provided below in Section 4(c) and subject to Section 4(g), a Qualifying IPO, or (ii) the date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class on an as-converted basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Preferred Stock Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Preferred Stock Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation shall issue, on or after the date upon which this Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Preferred Stock Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Preferred Stock Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Preferred Stock Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Preferred Stock Conversion Price shall be determined by multiplying the Preferred Stock Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Preferred Stock Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date) other than:

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) and (iii) hereof;

(2) Common Stock or Preferred Stock issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Filing Date including, without limitation, warrants, notes or options;

(3) Common Stock issued or issuable to employees, consultants, officers or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors;

(4) Common Stock issued in a Qualifying IPO;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, provided that such issuances are primarily for non-equity financing purposes and are approved by the Board of Directors;

(6) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, that are primarily for non-equity financing purposes and are approved by the Board of Directors;

(7) Capital stock issued or issuable to .an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including the vote or written consent of a majority of the Preferred Directors;

(8) Common Stock issued or issuable upon conversion of the Preferred Stock, including without limitation pursuant to Section 4(g) hereof; and

(9) Common Stock issued or issuable with the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class on an as-converted basis, where such holders explicitly state that such shares shall not be Additional Stock; provided, however, that (x) no such exclusion under this clause (9) from the definition of Additional Stock shall be effective against the Series D Preferred Stock without the approval of at least a majority of the then outstanding shares of Series D Preferred Stock; and (y) no such exclusion under this clause (9) from the definition of Additional Stock shall be effective against the Series E Preferred Stock without the approval of at least a majority of the then outstanding shares of Series E Preferred Stock.

(C) No Fractional Adjustments. No adjustment of the Preferred Stock Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Preferred Stock Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(l) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Preferred Stock Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Preferred Stock Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Preferred Stock Conversion Price above the Preferred Stock Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Preferred Stock Conversion Price of each series of

Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Preferred Stock Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) Possible Adjustment of Conversion Price of Series E Preferred Stock Upon Qualifying IPO. In the event of a Qualifying IPO in which the initial price per share to the public for the Company’s Common Stock as set forth in the prospectus for such Qualifying IPO (the “IPO Price”) is less than $18.55614 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock) (the “Target Price”), then the then-existing Conversion Price for the Series E Preferred Stock shall be adjusted so that, as of immediately prior to the completion of such Qualifying IPO, each share of Series E Preferred Stock shall convert into (A) the number of shares of Common Stock issuable on conversion of such share of Series Preferred Stock pursuant to the other provisions of this Section 4; and (B) an additional number of shares of Common Stock equal to (x) the difference between the Target Price and the IPO Price, (y) divided by the IPO Price.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Preferred Stock Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Preferred Stock Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Common Stock, voting together as a separate class, shall be entitled to elect four (4) members of the Board of Directors (the “Common Directors”), (ii) the holders of the Series B Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”), (iii) the holders of the Series C Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Director” and together with the Series B Director, the “Preferred Directors”) and (iv) the holders of a majority of each of the Common Stock and the Preferred Stock, voting as separate classes and, in the case of the Preferred Stock, on an as-converted basis, shall be entitled to elect the remaining members of the Board of Directors (the “Additional Directors”).

(c) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) Preferred Stock Protective Provisions. So long as at least 8,620,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (whether by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:

(i) alter or change the rights, preferences or privileges of the shares of any outstanding series of Preferred Stock;

(ii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock or any series thereof or Common Stock;

(iii) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than the issuance of shares of Preferred Stock authorized in this Restated Certificate) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any outstanding series of Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons or entities performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(v) declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(vi) change the number of directors of the Corporation;

(vii) effect a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation, or the acquisition of another company or business by the Corporation (unless (a) the cash consideration payable and/or then-fair market value of securities issuable by the Corporation for such acquisition of another company or business is less than or equal to 575,000,000, and (b) such acquisition is approved by the Board of Directors);

(viii) materially change the compensation of, or grant equity to, any member of the management team of the Corporation (or, if not members of the management team at such time, Jack Dorsey and Jim McKelvey), unless such change or grant is approved by the Board of Directors, including a majority of the Preferred Directors; or

(ix) amend the Corporation’s Certificate of Incorporation or Bylaws.

(b) Series B Preferred Stock Protective Provision. So long as any shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting together as a single class and on an as-converted basis, effect a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation in which, pursuant to Section 2 hereof, the holders of Series B Preferred Stock would be entitled to receive by reason of their ownership thereof an amount per share of Series B Preferred Stock less than the Original Issue Price of the Series B Preferred Stock, plus any declared but unpaid dividends on such share of Series B Preferred Stock.

(c) Series C Preferred Stock Protective Provision. So long as any shares of Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, voting together as a single class and on an as-converted basis, (i) alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely (provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of preferred stock by the Corporation shall not, on its own, be deemed to adversely affect the powers, preferences or special rights of the Series C Preferred Stock); (ii) create or authorize the creation of additional shares of Series C Preferred Stock; or (iii) effect a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation in which, pursuant to Section 2 hereof, the holders of Series C Preferred Stock would be entitled to receive by reason of their ownership thereof an amount per share of Series C Preferred Stock less than the Original Issue Price of the Series C Preferred Stock, plus any declared but unpaid dividends on such share of Series C Preferred Stock.

(d) Series D Preferred Stock Protective Provision. So long as any shares of Series D Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class and on an as-converted basis, (i) alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock so as to affect them adversely (provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of preferred stock by the Corporation shall not, on its own, be deemed to adversely affect the powers, preferences or special rights of the Series D Preferred Stock); (ii) create or authorize the creation of additional shares of Series D Preferred Stock; or (iii) effect a Liquidation Transaction or other liquidation, dissolution or winding up of the Corporation in which, pursuant to Section 2 hereof, the holders of Series D Preferred Stock would be entitled to receive by reason of their ownership thereof an amount per share of Series D Preferred Stock less than the Original Issue Price of the Series D Preferred Stock, plus any declared but unpaid dividends on such share of Series D Preferred Stock.

(e) Series E Preferred Stock Protective Provision. So long as any shares of Series E Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class and on an as-converted basis, (i) alter or change the powers, preferences or special rights of the shares of Series E Preferred Stock so as to affect them adversely (provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of senior or pari passu preferred stock by the Corporation shall not, on its own, be deemed to (x) adversely affect the powers, preferences or special rights of the Series E Preferred Stock, or (y) adversely affect the Series E Preferred Stock in a manner different than the other series of preferred stock, such that no vote or consent of the Series E Preferred Stock, voting as a separate class, will be required pursuant to this Section 6(e) for the authorization or issuance of a new series of senior or pari passu preferred stock by the Corporation); or (ii) create or authorize the creation of additional shares of Series E Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the

Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not mandatorily redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

The foregoing Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Francisco, California, September 8, 2014.

/s/ Jack Dorsey
Jack Dorsey, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE, INC.

Square, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

Article IV, Section (A) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. For purposes of clarification, the term “Preferred Stock” includes Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (each as defined below). The total number of shares which the Corporation is authorized to issue is 580,339,499 shares, each with a par value of $0.0000001 per share. 445,000,000 shares shall be Common Stock and 135,339,499 shares shall be Preferred Stock.”

The first sentence of Article IV, Section (B) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“46,787,400 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 13,893,330 shares of Preferred Stock shall be designated “Series B-1 Preferred Stock,” 27,030,040 shares of Preferred Stock shall be designated “Series B-2 Preferred Stock,” 17,764,230 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 20,164,210 shares of Preferred Stock shall be designated “Series D Preferred Stock,” and 9,700,289 shares of Preferred Stock shall be designated “Series E Preferred Stock.””

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 3rd day of October, 2014 and the foregoing facts stated herein are true and correct.

SQUARE, INC.

By:	/s/ Jack Dorsey
Name:	Jack Dorsey
Title:	Chief Executive Officer

SECOND CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE, INC.

Square, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

Article IV, Section B(5)(b) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(b) At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Common Stock, voting together as a separate class, shall be entitled to elect six (6) members of the Board of Directors (the “Common Directors”), (ii) the holders of the Series B Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”), (iii) the holders of the Series C Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Director” and together with the Series B Director, the “Preferred Directors”) and (iv) the holders of a majority of each of the Common Stock and the Preferred Stock, voting as separate classes and, in the case of the Preferred Stock, on an as-converted basis, shall be entitled to elect the remaining members of the Board of Directors (the “Additional Directors”).”

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of July, 2015 and the foregoing facts stated herein are true and correct.

SQUARE, INC.

By:	/s/ Jack Dorsey

Name:	Jack Dorsey

Title:	Chief Executive Officer

THIRD CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE, INC.

Square, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

Article IV, Section (A) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. For purposes of clarification, the term “Preferred Stock” includes Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (each as defined below). The total number of shares which the Corporation is authorized to issue is 584,219,615 shares, each with a par value of $0.0000001 per share. 446,940,058 shares shall be Common Stock and 137,279,557 shares shall be Preferred Stock.

The first sentence of Article IV, Section (B) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

46,787,400 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 13,893,330 shares of Preferred Stock shall be designated “Series B-1 Preferred Stock,” 27,030,040 shares of Preferred Stock shall be designated “Series B-2 Preferred Stock,” 17,764,230 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 20,164,210 shares of Preferred Stock shall be designated “Series D Preferred Stock,” and 11,640,347 shares of Preferred Stock shall be designated “Series E Preferred Stock.”

Article IV, Section (B)(4)(g) of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(g) Possible Adjustment of Conversion Price of Series E Preferred Stock Upon Qualifying IPO. In the event of a Qualifying IPO in which the initial price per share to the public for the Company’s Common Stock as set forth in the prospectus for such Qualifying IPO (the “IPO Price”) is less than $18.55614 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock) (the “Target Price”), then the then-existing Conversion Price for the Series E Preferred Stock shall be adjusted so that, as of immediately prior to the completion of such Qualifying IPO, each share of Series E Preferred Stock shall convert into (A) the number of shares of Common Stock issuable on conversion of such share of Series Preferred Stock pursuant to the other provisions of this Section 4; and (B) an additional number of shares of Common Stock equal to (x) the difference between the Target Price and the IPO Price, (y) divided by the IPO Price; provided, however, that any holder of Series E Preferred Stock may waive its right to an adjustment pursuant to this Section 4(g) with respect to its own shares of Series E Preferred Stock, and, in the event of such waiver, no additional shares shall be deemed to have been issued to the waiving stockholder pursuant to this Section 4(g).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23rd day of October, 2015 and the foregoing facts stated herein are true and correct.

SQUARE, INC.

By:	/s/ Jack Dorsey

Name:	Jack Dorsey

Title:	Chief Executive Officer